UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CHEVRON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Employee voting for the 2022 annual meeting of stockholders

Chevron’s Annual Meeting of Stockholders (“Annual Meeting”) will be held solely by live audio webcast in lieu of an in-person meeting, at 8:00 a.m. PDT on Wednesday, May 25, 2022. The Board believes this format will enhance and facilitate attendance by providing convenient access for all of our stockholders with access to the internet. In addition, this meeting format should eliminate public health concerns around the COVID-19 pandemic and the significant costs associated with holding an in-person meeting. We have planned and designed the Annual Meeting to encourage stockholder participation, protect stockholder rights, and promote transparency.

On or around Monday, April 11, Chevron employees who hold Chevron common stock through an employee stock or retirement benefit plan and who have a Chevron-issued email address will be sent an email with instructions for voting their shares online and links to the Notice of the 2022 Annual Meeting, the 2022 Proxy Statement, and the 2021 Annual Report. Such employees who do not receive an email will receive the information through the mail or at the employee’s personal email address if the employee has elected to receive communications at a personal email address. Time of delivery of mail will vary based on geographic location. When you receive the Annual Meeting materials in April electronically or by mail, please make sure to keep a copy of the materials and the 16-digit control number provided on the materials (email, voting instruction form, proxy card, or notice regarding the availability of proxy materials), if you wish to cast your vote at a later time or would like to listen and/or participate in the Annual Meeting in May.

The Proxy Statement and Annual Report are also now available electronically on www.chevron.com/investors/stockholder-services and can be accessed, viewed, and printed at your convenience. The Proxy Statement includes important information on matters that will be voted on at the meeting.

You will be voting to elect members of Chevron’s Board of Directors; to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; to approve, on an advisory basis, the compensation of Chevron’s named executive officers; to approve the 2022 Long-Term Incentive Plan of Chevron Corporation; and on six stockholder proposals.

Electronic delivery of the proxy materials saves natural resources, in addition to saving the Company printing and delivery costs. However, if you wish to receive a paper copy of the Proxy Statement or Annual Report, you may submit a request indicating the item(s) you wish to receive, along with your name and intercompany mailing address, to corpgov@chevron.com.

Voting convenience

Employee stockholders will have the ease of voting their proxies online or through a telephone voting service using your 16-digit control number. Please vote. Your vote is important.

Voting is confidential

All voting tabulations and results are handled by an independent third party. Chevron does not have access to individual votes, and the process is completely confidential.

Voting deadline

Once you have received the proxy voting email or proxy materials, you may vote using your 16-digit control number. You must vote your shares held in an employee stock or retirement benefit plan no later than 11:59 p.m. EDT on Sunday, May 22, or such other date and time as determined by the plan fiduciary or trustee.

Voting recommendations

Chevron’s Board of Directors recommends that you vote as follows:

☐	FOR: Election of the Director nominees

☐	FOR: Ratification of appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm

☐	FOR: Advisory vote to approve named executive officer compensation

☐	FOR: Approve the 2022 Long-Term Incentive Plan of Chevron Corporation

☒	AGAINST: Stockholder proposal to adopt medium- and long-term ghg reduction targets

☒	AGAINST: Stockholder proposal to report on impacts of net zero 2050 scenario

☐	FOR: Stockholder proposal to report on reliability of methane emission disclosures

☒	AGAINST: Stockholder proposal to report on business with conflict-complicit governments

☒	AGAINST: Stockholder proposal to report on racial equity audit

☒	AGAINST: Stockholder proposal to set special meetings threshold at 10%

Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

Employee stockholder Q&A

What happens if I do not receive the proxy voting email?

Any employee stockholder who does not receive the proxy voting email around April 11 will receive the information through the mail. Time of delivery through the mail will vary based on geographic location.

What documents will be delivered electronically?

Chevron will electronically send you a link to the 2021 Annual Report, Notice of the 2022 Annual Meeting and 2022 Proxy Statement, and the proxy ballot.

How do I vote my proxy electronically?

When you receive the proxy voting email, you will have the information you’ll need to vote your proxy ballot online or by telephone. Please remember that you will need your 16-digit control number to vote by telephone or through the online system.

How do I participate in the Annual Meeting?

To participate in the Annual Meeting, including to submit questions and view the list of registered stockholders as of the record date during the meeting, stockholders should go to the meeting website at www.virtualshareholdermeeting.com/CVX2022, enter the 16-digit control number found on your proxy card, voting instruction form, or Notice Regarding the Availability of Proxy Materials, and follow the instructions on the website. The Annual Meeting will be opened for access beginning at 7:45 a.m. PDT on May 25, 2022.

How do I submit questions for the Annual Meeting?

Questions may be submitted in advance of the meeting at www.proxyvote.com or live during the meeting at www.virtualshareholdermeeting.com/CVX2022. If we are not able to get to every question submitted, we will post a summary of the remaining questions and answers on www.chevron.com/investors/stockholder-services.

What if I would like to receive paper copies of the documents instead of receiving proxy materials electronically?

If you are an employee participating in a company stock or retirement benefit plan and do not want to receive the proxy voting email in the future and would instead like to receive paper copies of the proxy materials on an ongoing basis, please notify the Corporate Governance department at corpgov@chevron.com.

What should I do if I have trouble accessing the Annual Meeting?

If you have difficulty accessing the Annual Meeting, please call 844-976-0738 (toll free) or 303-562-9301 (international). Technicians will be available to assist you.

Where can I submit additional questions, comments or suggestions?

Please submit any additional questions, comments, or suggestions by email at corpgov@chevron.com or by telephone by calling 1-877-259-1501.